CIMETRIX INCORPORATED
                                            6979 South High Tech Drive
                                          Salt Lake City, Utah 84047-3757



                                                  April 30, 2001



Dear Share Owner:

         On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting of Cimetrix Incorporated, which will be held on Saturday, June 2, 2001, at 9:00 a.m. in the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah.

         At the meeting, your Board is asking you to elect four directors, to amend the Company's 1998 Stock Option Plan to authorize an additional 1,000,000 shares of common stock to be made available for issuance under the plan, to ratify the appointment of Tanner + Co. as the Company's independent accountants, and to transact such other business as may properly come before the meeting or any adjournment thereof. These proposals are fully set forth in the accompanying proxy statement, which you are urged to read thoroughly. We will also report on the progress of the Company.

         It is important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date and mail the enclosed proxy in the envelope provided at your earliest convenience.

         Thank you for your cooperation.


         Very truly yours,

         By: /s/ Robert H. Reback                    By: /s/ David P. Faulkner
         -------------------------------             ----------------------
         Robert H. Reback                            David P. Faulkner
         Office of the President                     Office of the President

                              CIMETRIX INCORPORATED
                           6979 South High Tech Drive
                         Salt Lake City, Utah 84047-3757


                  NOTICE OF 2001 ANNUAL MEETING OF SHARE OWNERS

                           Meeting Date: June 2, 2001

TO OUR SHARE OWNERS:

         The Annual Meeting of the Share Owners of Cimetrix Incorporated, a Nevada corporation (the "Company"), will be held on June 2, 2001, commencing at 9:00 a.m., in the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah, to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

         1. To elect four directors to the Company's Board of Directors to serve for one-year terms.

         2. To amend the Company's 1998 Stock Option Plan to authorize an additional 1,000,000 shares of common stock to be made available for issuance under the plan.

         3. To ratify the appointment of Tanner + Co. as the Company's independent public accountants.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on May 1, 2001 as the record date for determination of share owners entitled to vote at the Annual Meeting or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote. At the record date, 24,457,690 shares of Common Stock were issued and outstanding.

         TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, SHARE OWNERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. ANY SHARE OWNER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE PREVIOUSLY RETURNED A PROXY. A PROXY MAY BE REVOKED BY WRITTEN REVOCATION DELIVERED TO THE COMPANY AT ANY TIME PRIOR TO THE ANNUAL MEETING.


                                         By Order of the Board of Directors,

                                         By: /s/ Riley G. Astill
                                         --------------------------
                                         Riley G. Astill
                                         Vice President of Finance and Secretary
April 30, 2001
Salt Lake City, Utah

                              CIMETRIX INCORPORATED
                           6979 South High Tech Drive
                         Salt Lake City, Utah 84047-3757

                                 PROXY STATEMENT

                       2001 ANNUAL MEETING OF SHARE OWNERS
                           Meeting Date: June 2, 2001

         This Proxy Statement is being sent on or about May 7, 2001 in connection with the solicitation of proxies by the Board of Directors of Cimetrix Incorporated, a Nevada corporation (the "Company" or "Cimetrix"). The proxies are for use at the 2001 Annual Meeting of the Share Owners of the Company, which will be held on June 2, 2001, commencing at 9:00 a.m., in the Marriott Hotel, 75 South West Temple, Salt Lake City, Utah, and at any meetings held upon adjournment thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on May 1, 2001 (the "Record Date"). Only holders of record of the Company's Common Stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting.

         A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided, to ensure that your shares will be voted at the Annual Meeting. Any share owner who returns a proxy has the power to revoke it at any time prior to its effective use by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for the four nominees for election as directors, to amend the Company's 1998 Stock Option Plan to authorize an additional 1,000,000 shares of common stock to be made available for issuance under the plan , and to ratify the appointment of Tanner + Co. as the Company's independent public accountants, as set forth in this Proxy Statement.

         At the Record Date, May 1, 2001, there were 24,457,690 shares of the Company's Common Stock issued and outstanding. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. No other voting securities of the Company were outstanding at the Record Date.

         Holders of the Common Stock have one vote for each share on any matter that may be presented for consideration and action by the share owners at the Annual Meeting. In order for action to be taken on any matter, it must receive a majority of the votes present and voting in person or by proxy except the election of directors. Directors may be elected by a plurality vote. The four nominees for director receiving the highest number of votes at the Annual Meeting will be elected. Unless instructed otherwise, the shares represented by proxies to management will be voted for the named nominees, to amend the Company's 1998 Stock Option Plan to authorize an additional 1,000,000 shares of common stock to be made available for issuance under the plan, and to ratify the appointment of Tanner + Co. as the Company's independent public accountants.

         The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company. The Company may request banks and brokers to solicit their customers who beneficially own Common Stock listed of record in names of nominees, and will reimburse such banks and brokers for their reasonable out-of-pocket expenses for such solicitations. The solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers, directors and regular employees of the Company, but no additional compensation will be paid to such individuals.


                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

Nominees

         The Board of Directors has determined that the four directors named below will be nominated for election as directors at the Annual Meeting. Each nominee has consented to being named in the Proxy Statement as a nominee for election as director and has agreed to serve as director if elected.

         The Board of Directors has advised the Company that it intends at the Annual Meeting to vote the shares covered by the proxies for the election of the nominees named below. If any one or more of such nominees should for any reason become unavailable for election, the Board of Directors may vote for the election of such substitute nominees as the Board of Directors may propose. The accompanying form of proxy contains a discretionary grant of authority with respect to this matter.

         The nominees for election as directors at the Annual Meeting are set forth below.

                                        Director or               Position with
         Name                 Age       Officer since             the Company
         ----                 ---       -------------             -----------
Lowell K. Anderson, D.M.D.    58        January 1998              Director
Richard Gommermann            44        April  2001               Director
Joe K. Johnson                43        April  2001               Director
Randall A. Mackey, Esq.       55        January 1998              Director


Biographical Information

         There is no family relationship among the current directors and executive officers. The following sets forth brief biographical information for each director of Cimetrix.

     Lowell K. Anderson, D.M.D. has been a director of Cimetrix since January 1998. Dr. Anderson has practiced Oral and Maxillofacial Surgery from 1975 to the present. From 1973 to 1975, Dr. Anderson served as a Major in the United States Air Force. From 1970 to 1973, Dr. Anderson did his residency at Mayo Clinic and the Mayo Graduate School of Medicine. Dr. Anderson graduated from the University of Louisville Dental School with honors in 1966. Dr. Anderson is currently a member of the Brigham Young University Alumni Board. Dr. Anderson also served as President of the Western Society of Oral and Maxillofacial Surgeons, representing over 600 surgeons.
                                       -2-

     Richard Gommermann was appointed as a director on April 17, 2001. Mr. Gommermann is President and COO of GiantRewards, Inc., an e-promotions and offline marketing and technology company. Prior to co-founding GiantRewards, Mr. Gommermann spent 16 years at US West in various marketing, finance, legal, and sales positions. In his last position at US West he managed a $140 million distribution channel. Mr. Gommermann received B.A., M.A. and M.B.A degrees from Creighton University in Omaha, Nebraska. He also spent 18 months pursuing graduate studies at Gutenberg University in Mainz, Germany.

     Joe K. Johnson was appointed as a director on April 17, 2001. Mr. Johnson attended the University of Utah, majoring in finance. He left the University of Utah in 1983, to pursue a career in the insurance industry. He became President of Aspen Finance, a Salt Lake City insurance agency for the next 15 years. Since 1998, Mr. Johnson has been the Manager of Aspen Capital Resources, LLC, an investment company that provides bridge financing to public companies in second or third stage capitalization. Over that period, Aspen has financed 12 companies, and is currently a major shareholder in several firms. Mr. Johnson served as a director of Covol Technologies, Inc., from 1998 to 1999, and is currently serving as a director of First Scientific, Inc.

     Randall A. Mackey has been a director of Cimetrix since January 1998. Mr. Mackey has been president of the Salt Lake City law firm of Mackey, Price & Williams since 1992, and a shareholder and director of the firm and its predecessor firms since 1989. From 1979 to 1989 he practiced law with the Salt Lake City law firm of Fabian & Clendenin, where he was a shareholder and director of the firm from 1982 to 1989. From 1977 to 1979 Mr. Mackey was associated with the Washington, D.C. law firm of Hogan & Hartson. Mr. Mackey received a B.S. degree in Economics from the University of Utah in 1968, an M.B.A. degree from Harvard University in 1970, a J.D. degree from Columbia University in 1975 and a B.C.L. degree from Oxford University in 1977. He has served as a director since January 2000 and from November 1995 to September 1998 of Paradigm Medical Industries, Inc., which develops, manufactures and sells ophthalmic surgical systems. Mr. Mackey has also served as Chairman of the Board since July 2000 and as a trustee since 1993 of Salt Lake Community College.

Board Meetings and Committees

         The Company's Board of Directors met ten times during 2000. Each of the Company's directors attended at least 75% of the meetings of the Board of Directors. All directors of the Company hold office until the next annual meeting of share owners and until their successors have been elected and qualified.

         The Company has Audit and Compensation Committees with its Board of Directors, all of which are independent directors, serving in its entirety as these committees.

Report of the Audit Committee

         The audit committee met once during 2000 to review the results of the 1999 audit by Tanner + Co., the Company's independent accountants. This committee has not met in 2001 to review the 2000 audit by Tanner + Co., and has no audit committee report or audit committee charter to issue at this time.

                               EXECUTIVE OFFICERS

         The following table sets forth certain biographical information with respect to the executive officers of the Company:

Name                 Age                   Title
----                 ---                   -----
David P. Faulkner    46        Office of the President, Executive Vice President
                               of Marketing

Robert H. Reback     41        Office of the President, Executive Vice President
                               of Sales

Steven D. Hausle     50        President Semiconductor Division

Michael D. Feaster   30        Vice President of Software Development

Steven K. Sorensen   42        Vice President and Chief Engineer

Riley G. Astill      40        Vice President of Finance, Chief Financial
                               Officer



     David P. Faulkner, Office of the President and Executive Vice President of Marketing, joined the Company in August 1996. Mr. Faulkner was previously employed as the Manager of PLC Marketing, Manager of Automotive Operations and District Sales Manager for GE Fanuc Automation, a global supplier of factory automation computer equipment specializing in programmable logic controllers, factory software and computer numerical controls from 1986 to 1996. Mr. Faulkner has a B.S. degree in Electrical Engineering and a M.B.A. degree from Rensselaer Polytechnic Institute.

     Robert H. Reback, Office of the President and Executive Vice President of Sales, joined Cimetrix as Vice President of Sales in January 1996 and was promoted to Executive Vice President of Sales and Marketing in January, 1997. Mr. Reback was the District Manager of Fanuc Robotics' West Coast business unit from 1994 to 1995. From 1985 to 1993 he was Director of Sales/Account Executives for Thesis, Inc., a privately-owned supplier of factory automation software and was previously a Senior Automation Engineer for Texas Instruments. Mr. Reback has a B.S. degree in Mechanical Engineering and an M.S. degree in Industrial Engineering from Purdue University.

     Steven D. Hausle, President Semiconductor Division, joined Cimetrix in May 2000. Prior to coming to Cimetrix Mr. Hausle was Executive Vice President for GW Associates from 1998 to 2000, which is a privately owned software developer. As President of the sales and marketing firm Bridgetek, Inc. from 1988 to 1998 he brought leading edge technology start-up firms to market. From 1986 to 1988 Mr. Hausle was Vice President Sales and Marketing for Flexible Manufacturing Systems, a very early adopter of Automated Material handling and CIM software. From 1983 to 1986 he was a key member of the management team that started Prometrix Inc., which is now part of KLA-Tencor. Mr. Hausle holds a B.S. degree from Santa Clara University.

     Michael D. Feaster, Vice President of Software Development, joined the Company in April 1998, as Director of Customer Services. In December 1998, Mr. Feaster was promoted to Vice President of Software Development. From 1994 to 1998, Mr. Feaster was employed at Century Software, Inc., as the Vice President of Software Development, directing 25 engineers. Century Software, Inc., is a global supplier of PC to UNIX connectivity software, specializing in internet access of Windows to legacy mission critical applications. From 1988 to 1994 he served as a software engineer contractor/subcontractor for such companies as Fidelity Investments, IAT, Inc., NASA, and Mexico's Border Inspection Division.

     Dr. Steven K. Sorensen, Vice President and Chief Engineer, joined the Company in 1990. Prior to joining Cimetrix, Dr. Sorensen was an Associate Professor at Brigham Young University, where he received his Ph.D. degree in Mechanical Engineering. Dr. Sorensen has been working to develop the Cimetrix technology for the past twelve years and is one of the principal architects of many of the Company's most important products.

     Riley G. Astill, Vice President of Finance, Chief Financial Officer, originally joined Cimetrix as Controller, in July 1994. He remained Controller until October 1996, when he left the Company prior to its moving to Tampa, FL. Mr. Astill rejoined Cimetrix as Vice President of Finance in December 1997. Mr. Astill was Controller of Art Beats, Inc., a privately held Salt Lake City publisher from 1991 to 1994. From 1990 to 1991, he was a Senior Accountant for Oryx Energy Company. From 1988 to 1990 he was an accountant for Ernst & Young in Dallas. He has a B.S. degree in Accounting from the University of Utah and a M.A. degree from Utah State University.


                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Director Compensation

         Directors of the Company receive no cash compensation, but are reimbursed for expenses. Each director (but not including directors who are officers or employees) is granted stock options to purchase 24,000 shares of common stock at an exercise price per share in excess of the market price at the time of grant. Vested options become exercisable six months after vesting. The following table summarizes the options held by each of the Company's directors.

         Director                        Exercise             Exercise
         Name                          Price $2.50          Price $3.50
         ----                          -----------          -----------

         Lowell K. Anderson               56,000              24,000
         Joe K. Johnson                        0                   0
         Richard Gommerman                     0                   0
         Randall A. Mackey                56,000              24,000

Executive Officer Compensation

     The following table discloses compensation, for the three fiscal years ended December 31, 2000, 1999 and 1998, paid by the Company to the named executive officers whose annual compensation equals or exceeds $100,000 (collectively the "Named Executive Officers").

                                                                  SUMMARY COMPENSATION TABLE

                                                                                               Long-Term Compensation
                                                                          ----------------------------------------------------------
                                        Annual Compensation                          Awards                        Payout
                                ------------------------------------      ----------------------------   ---------------------------
                                                                          Restricted        Securities   Long-term
                                                                          Stock             Underlying   Incentive      All Other
Name and Principal Position     Year    Salary($)  Bonus       Other      Awards ($)        Options      Payout ($)    Compensation
-------------------------------         ---------  -----       -----      ----------        ----------   ----------     ------------

Robert H. Reback, Office of     2000    120,000    20,000 (5)       0           0            100,000             0       3,470 (1)
   the President, Executive     1999    120,000         0           0           0                  0             0       3,036 (1)
   Vice President of Sales      1998    120,000    20,000 (5)       0       4,000            200,000             0       3,036 (1)

David P. Faulkner, Office of    2000    120,000    15,000 (5)       0           0            100,000             0       3,470 (2)
   the President, Executive     1999    120,000         0           0           0            100,000             0       2,836 (2)
   Vice President Marketing     1998    100,000         0           0           0            100,000             0       2,553 (2)

Steven D. Hausle, President     2000    128,333         0           0           0            200,000             0       3,269 (3)
   Semiconductor Division       1999     n/a
                                1998     n/a

Michael D. Feaster, Vice        2000    110,000    10,000 (5)       0           0            100,000             0       1,008 (4)
   President of Software Dev.   1999    100,000         0           0           0             65,000             0         753 (4)
                                1998     59,000         0           0           0             35,000             0         451 (4)
-------------------

(1) Includes matching contributions of $2,400, $2,200 and $2,200 to the Company's 401k plan for years 2000, 1999 and 1998, respectively. Also includes $1,070, $836 and $836 for term life insurance premiums in 2000, 1999 and 1998, respectively.

(2) Includes matching contributions of $2,400, $2,000 and $1,800 to the Company's 401k plan for 2000, 1999 and 1998, respectively. Also includes $1,070, $836 and $753 for term life insurance premiums in 2000, 1999 and 1998, respectively.

(3) Includes matching contributions of $2,567 to the Company's 401k plan for year 2000. Also includes $702 for term life insurance premiums in 2000.

(4) Includes $1,008,$753 and $451 for term life insurance premiums in 2000, 1999 and 1998, respectively.

(5) Bonus amounts listed on the table are shown in the year they were earned. Actual payments were made in the subsequent fiscal period.

                                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information regarding the grant of stock options to the person named in the Summary Compensation Table during the fiscal year ended December 31, 2000.


                                                       Individual Grants
                    ------------------------------------------------------------  Potential Realizable
                    Number of        Percent of                                   Value at Assumed
                    Securities       Total Options                                Annual Rates of Stock
                    Underlying       Granted to      Exercise                     Price Appreciation for
                    Options          Employees in    Price Per    Expiration      Option Term ($) (1)
Name                Granted (#)      Fiscal Year     Share ($)    Date                5%         10%
----                -----------      -------------   ---------    ----------         ---         ---

Robert H. Reback       100,000            15          3.00         1/31/05         382,880      483,150
David P. Faulkner      100,000            15          3.00         1/31/05         382,880      483,150
Steven D. Hausle       200,000            29          3.50         7/13/05         893,397    1,127,360
Michael D. Feaster     100,000            15          3.00         1/31/05         382,880      483,150

------------
(1) Potential realizable value is based on the assumption that the common stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the 5 year option term, using the exercise price of each option as the beginning value. The real value of the options depends on the actual appreciation of the value of the Company's common stock. These numbers do not reflect the Company's estimates of future stock price growth and no assurance exists that the price of the Company's common stock will appreciate at the rates assumed in the table.


                                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FISCAL YEAR-END OPTION VALUES

                                                        Number of Securities
                                                        Underlying Unexercised            Value of Unexercised
                          Shares                        Options at                        In-the-Money Options at
                          Acquired                      Fiscal Year-End (#)               Fiscal Year-End ($)(1)
                          On Exercise   Value           ------------------------------    --------------------------
Name                       (#)          Realized ($)    Exercisable      Unexercisable    Exercisable  Unexercisable
----                     ------------   ------------    -----------      -------------    -----------  -------------

Robert H. Reback                0             0          185,000            115,000               0            0
David P. Faulkner               0             0          150,000            150,000               0            0
Steven D. Hausle                0             0                0            200,000               0            0
Michael D. Feaster              0             0           75,000            125,000               0            0

-------------
(1)  Closing market value of the Company's common stock at December 31, 2000, of
     $1.31, minus the respective exercise prices of $2.50, $3.00, or $3.50.


                    REPORT ON EXECUTIVE OFFICER COMPENSATION

     The Board of Directors reviewed and approved the compensation and fringe benefits for the Company's officers, consisting of six persons. The Board evaluates the performance of all officers, and administers the Company's compensation program for its officers.

Compensation Philosophy

     The  Company's  compensation   philosophy  for  officers  conforms  to  its
compensation philosophy for all employees generally. The Company's compensation is designed to:

         o Provide compensation comparable to that offered by companies with similar business, allowing the Company to successfully attract and retain the employees necessary to its long-term success.

         o Provide compensation that rewards individual achievement and differentiates among employees based upon individual performance.

         o Provide incentive compensation that varies according to both the Company's success in achieving its performance goals and the employee's contribution to that success; and

         o Provide an appropriate linkage between employee compensation and the creation of share owner value through awards that are tied to the Company's financial performance and by facilitating employee stock ownership.

In furtherance of these goals, the Company's officers' compensation comprises salary, annual cash bonuses, long-term incentive compensation in the form of stock options and various fringe benefits, including medical benefits and a 401(k) savings plan.

Salaries

         The Board of Directors reviewed the salaries of all the officers of the Company for fiscal year 2000. The Board of Directors made salary decisions concerning the officers based upon a variety of considerations in conformance with the compensation philosophy stated above. First, salaries were competitively set relative to both other companies in the software industry and other comparable companies. Second, the Board of Directors considered each officer's level of responsibility and individual performance, including an assessment of the person's overall value to the Company. Third, internal equity among employees was factored into the decision. Finally, the Board of Directors considered the Company's financial performance and its ability to absorb any increases in salaries.

Bonuses

         Each officer is eligible to receive an annual cash bonus that is generally paid pursuant to an incentive compensation formula established at the beginning of a year in connection with the preparation of the Company's operating budget for the year. In formulating decisions with respect to cash bonus awards, the Board of Directors evaluates each officer's role and responsibility in the Company and other factors that the Board deems relevant to motivate each officer to achieve strategic performance goals.

Stock Options

         The Company has a stock option plan that is designed to align the interests of the share owners and the Company's officers in the enhancement of share owner value. Stock options are granted under the plan by an administrative committee comprising disinterested members of the Board of Directors. In general, stock options are granted at an exercise price not lower than the fair market value of the Company's Common Stock on the date of grant. In formulating its recommendations to the administrative committee for the stock option plan, the Board of Directors evaluates the Company's overall financial performance for the year, the desirability of long-term service from an officer and the number of stock options held by other officers in the Company who have the same, more or less responsibility. To encourage long-term performance, the stock options granted in fiscal year 2000 vest ratably over a four-year period and expire up to five years after the date of grant.

Chief Executive Officer Compensation

         At January 31, 2001, both Robert H. Reback and David P. Faulkner were appointed to the Office of the President to fulfill the duties of the President and Chief Executive Officer of the Company. The total compensation for these two individuals for fiscal year 2000 is disclosed in the "Summary Compensation Table" above, and primarily consisted of salary and stock options.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On April 1, 1999 the Company entered into a new agreement with Bicoastal Holding Company providing for the continued services of Paul A. Bilzerian, as President and Chief Executive Officer of Cimetrix. The agreement required that the Company pay Bicoastal Holding Company for his services at a rate of $10,000 per month for his services through December 31, 2000, and a $1,500 monthly living allowance. On September 15, 2000, Mr. Bilzerian resigned from the Board of Cimetrix and the Company hired Mr. Bilzerian directly as President of the Company, buying out the remainder of the contract with Bicoastal Holding Company for $35,750. On January 30, 2001, Mr. Bilzerian resigned his position as President and as an employee of Cimetrix.

         In February 2000, the Company contracted to purchase a 2000 Mitsubishi Eclipse automobile for Paul A. Bilzerian, then President and Chief Executive Officer of the Company, and his family. The purchase agreement requires the Company to make monthly payments of approximately $588 over a period of 60 months, beginning February 1, 2001. The Company has also been providing insurance coverage on the automobile. Terri L. Steffen, wife of Mr. Bilzerian, has agreed to make all payments under the purchase agreement and to reimburse the Company for the insurance costs. As of April 30, 2001, Ms. Steffen has made all required payments under the purchase agreement.

         On January  18,  2001,  the  Company  loaned  Paul A.  Bilzerian,  then
President and Chief Executive Officer, a total of $22,000 to pay for legal expenses. Mr. Bilzerian signed a Promissory Note with the Company, which requires the payment of the outstanding principal balance of the Note plus accrued interest at the rate of 10% annually upon demand. Lowell K. Anderson, a director of the Company, signed an Unconditional Guarantee, which guarantees payment of the Note, and a Stock Pledge Agreement, in which Mr. Anderson pledged 10,000 shares of the Company's common stock to secure the loan.

         The Company has been contacted by the Washington D.C. law firm of Shaw Pittman claiming that the Company owes the firm $36,605 in additional legal fees and expenses for the legal services it provided to Mr. Bilzerian. Shaw Pittman maintains that the Company is responsible for the payment of these fees inasmuch as Mr. Bilzerian signed a fee agreement with the firm, both individually and as President of Cimetrix guaranteeing payment of all legal expenses. Mr. Bilzerian maintains that he expressly notified Shaw Pittman not to provide any legal services for him at a cost greater than $22,000. The Company has not paid these additional legal fees and expenses that Shaw Pittman claims it is owed.

     In January 2000, the Company increased its holdings in its Japanese affiliate, Aries, Inc., by investing an additional $478,000, for the purchase of an additional 500 shares of Aries stock, bringing the Company's holdings to 600 shares. The 500 shares were purchased in a sale of 2,950 shares by Aries, Inc., which brought the Company's total ownership in Aries to approximately 18%. On December 31, 2000, the Company's ownership percentage of Aries, Inc. was approximately 12%, due to the sale of additional shares by Aries, Inc. in December of 2000. Aries, Inc. is the Company's distributor in Japan and sales to Aries represented 5% of the Company's total sales in 2000.

         In May 2000, the Company purchased a residential property, which it immediately re-sold to Michael D. Feaster, Vice President of the Company. The Company held a 10% note with a principal balance of $417,557, secured by the property. Interest payments were received twice monthly, with the principal being due May 31, 2002. On April 3, 2001, Mr. Feaster paid $379,200, leaving a balance due on the note in the amount of approximately $38,357. On April 27, 2001, Mr. Feaster paid the note in full.

         Randall A. Mackey, a director of the Company, is President and a shareholder of the law firm of Mackey Price & Williams, which has rendered legal services to the Company. Legal fees and expenses paid to Mackey Price & Williams for fiscal years ending December 31, 1999 and 2000 totaled $33,371 and $27,964, respectively.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% shareholders to file reports of ownership (on Form 3) and periodic changes in ownership (on Forms 4 and 5) of Company securities with the Securities and Exchange Commission.

         For the fiscal year 2000, each of Dr. Lowell K. Anderson and Randall A. Mackey, directors of the Company, were late in filing a Form 5, Annual Statement of Beneficial Ownership, that disclosed a grant of 24,000 additional stock options. Steven K. Sorensen, Vice President, was late in filing a Form 5 that disclosed the disposal of 5,000 shares of common stock in a gift transaction.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information with respect to beneficial ownership of the Company's common stock (inclusive of options or warrants), as of April 12, 2001, for (i) each executive officer of the Company; (ii) each director of the Company; and (iii) each beneficial owner of more than 5% of the Company's common stock; and (iv) all executive officers and directors as a group:

Name of Person of Group                          Number of Shares       Percent of Ownership (11)
-----------------------                          ----------------       -------------------------

Overseas Holdings Limited Partnership              2,900,000 (1)                11.9% (1)
Park Tower, Suite 2630
400 North Tampa Street
Tampa, Florida 33602

1994 Bilzerian Irrevocable Trust                   2,315,000 (2)                 9.5% (2)
Park Tower, Suite 2630
400 North Tampa Street
Tampa, Florida  33602

Bicoastal Holding Company                            280,000 (3)                 1.1% (3)
16229 Villarreal de Avila
Tampa, FL 33613

Joe K. Johnson                                     1,466,361                     6.0%
8989 South Schofield Circle
Sandy, Utah 84093

Dr. Lowell K. Anderson                               235,450 (4)                    *
2848 North Foothill Drive
Provo, Utah 84604

Randall A. Mackey                                     80,000 (5)                    *
1474 Harvard Ave
Salt Lake City, UT 84105

Richard Gommermann                                   197,850                        *
515 Ash Street
Denver, CO 80220

Robert H. Reback                                     186,000 (6)                    *
600 Daybreaker Drive
Park City, UT 84098

Steven K. Sorensen                                   322,390 (7)                 1.3%
1052 E. Meadow Circle
Alpine, UT 84004

Michael D. Feaster                                    75,000 (8)                    *
7577 South Butler Hills Dr.
Salt Lake City, UT 84121



David P. Faulkner                                    152,500 (9)                   *
8803 South Willow Green Drive
Sandy, UT 84093

Steven D. Hausle                                           0                       *
23444 Sky View Terrace
Los Gatos, CA 95033

Riley G. Astill                                       62,500 (10)                  *
2312 South 200 East
Bountiful, UT 84010

Executive Officers and directors                   2,778,051                    11.0%
as a group  (10 persons)
--------------------------------
*     Less than 1%.


(1) Paul A. Bilzerian, who resigned as President and CEO of Cimetrix effective January 30, 2001, and resigned as director effective September 15, 2000, is married to Terri L. Steffen, the beneficiary of the Paul A. Bilzerian and Terri
L. Steffen Family Trust of 1995, which is the beneficial owner of these shares as it is the 99% limited partner of Overseas Holdings Limited Partnership. Paul
A. Bilzerian disclaims any beneficial ownership of these shares.

(2) The Paul A. Bilzerian and Terri L. Steffen 1994 Irrevocable Trust for the Benefit of Adam J. Bilzerian and Dan B. Bilzerian owns 2,315,000 shares. Paul A. Bilzerian (see note 1 above), and Terri L. Steffen, are the parents of Adam J. Bilzerian and Dan B. Bilzerian. Paul A. Bilzerian and Terri L. Steffen disclaim any beneficial ownership of this stock. The Trust is irrevocable and has independent trustees responsible for the affairs of the Trust.

(3) The Company had previously contracted with Bicoastal Holding Company, for the services of Paul A. Bilzerian, as President of Cimetrix. The contract with Bicoastal was bought out on September 15, 2000.

(4) Includes 80,000 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable.

(5) Includes 80,000 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable.

(6) Includes 185,000 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable.

(7) Includes 75,000 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable.

(8) Includes 75,000 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable.

(9) Includes 150,000 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable. Also includes 2,500 shares of common stock which may be acquired upon exercise of warrants which are presently exercisable.

(10) Includes 62,500 shares of common stock which may be acquired upon exercise of stock options which are presently exercisable.

(11) All applicable percentage ownership is based on 24,457,690 shares of common stock outstanding as of the Record Date together with applicable options and warrants for the share owners. Shares of common stock subject to options currently exercisable or exercisable within 60 days after the Record Date, are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

                                 PROPOSAL NO. 2

               APPROVAL OF AMENDMENT TO THE 1998 STOCK OPTION PLAN

         The Board of Directors adopted on April 30, 2001, subject to the approval by the shareholders, an amendment (the "2001 amendment") to the Company's 1998 Stock Option Plan. The 2001 Amendment increases from 2,000,000 to 3,000,000 the number of shares of the Company's common stock available for issuance under the 1998 Stock Option Plan.

         The Company has in the past used, and intends in the future to use, stock options as incentive devices to motivate and compensate its salaried officers and other key employees, and believes that equity incentives represented by stock options enhances the Company's ability in attracting and retaining the best possible persons for positions of significant responsibility by providing its officers and other key employees with additional incentives to contribute to the Company's success.

         Management further believes the availability of such equity incentives has served, and will continue to serve, an important part of the implementation of the Company's acquisition strategy. As of April 30, 2001, options to purchase an aggregate of 27,500 shares of common stock have been exercised under the 1998 stock option plan; as of such date, options to purchase 1,548,000 shares of common stock were outstanding under the 1998 Stock Option plan. Accordingly, only options to purchase 424,500 shares remain available for future grants under the 1998 Stock Option Plan as of such date.

         The Board of Directors recommends that the shareholders vote "for" approval of the 2001 Amendment.

                                 PROPOSAL NO. 3

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

         The Audit Committee has recommended and the Board of Directors has appointed Tanner + Co., to serve as the Company's auditors for the fiscal year ended December 31, 2001. Tanner + Co. has audited the Company's financial statements since fiscal 1997. Representatives from the firm are expected to be present at the Annual Meeting of Shareholders and will be given the opportunity to respond to appropriate questions.

         The Board of Directors recommends that the shareholders vote "for" ratification of the appointment of Tanner + Co. as the Company's independent public accountants for fiscal 2001.

                                PERFORMANCE GRAPH

         The following graph shows a comparison of the five year cumulative total return for the Company's Common Stock, the Nasdaq Stock Market (U.S.) Index, and the Nasdaq Computer and Data Processing Stocks Index, assuming an investment of $100 on December 31, 1995. The cumulative return of the Company was computed by dividing the difference between the price of the Company's Common Stock at the end and the beginning of the measurement period (December 31, 1995 to December 31, 2000) by the price of the Company's Common Stock at the beginning of the measurement period.



[GRAPHIC OMITTED]

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors retained Tanner + Co. as the Company's independent public accountants for the fiscal years ended December 31, 1997, 1998, 1999 and 2000, which included reviews of the Company's financial statements included in quarterly reports on Form 10-Q for the year 2000. The Board of Directors has appointed Tanner + Co. as its independent auditors for 2001 and for reviews of its reports on Form 10-Q for 2001.

         During 2000, the Company paid $35,100 to Tanner + Co. for professional services for the audit of its annual financial statements and for reviews of the financial statements included in its reports on Form 10- Q. During 2000, the Company paid $3,425 to Tanner + Co. for tax preparation, filing and tax advisory services. Tanner + Co. performed no other services for the Company in 2000.

                                  ANNUAL REPORT

         A copy of the Company's Annual Report, including financial statements for the years ended December 31, 2000, 1999 and 1998, is being mailed with this Proxy Statement to share owners of record on the Record Date.

                             SHARE OWNERS PROPOSALS

         Share owners who wish to include proposals for action at the Company's 2002 Annual Meeting of Share owners in next year's proxy statement must, in addition to other applicable requirements, cause their proposals to be received in writing by the Company at its address set forth on the first page of this Proxy Statement no later than January 1, 2002. Such proposals should be addressed to the Company's Secretary and may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

                                  OTHER MATTERS

         Management knows of no matters other than those listed in the attached Notice of the Annual Meeting, which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy will vote all proxies given to them in accordance with their best judgment of such matters.

                                    By Order of the Board of Directors,


                                    By: /s/ Riley G. Astill
                                    -----------------------
                                    Riley G. Astill
                                    Vice President of Finance and Secretary

Salt Lake City, Utah
April 30, 2001